Exhibit 99.1

Risk Factors

The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements herein, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to Our Business

We have a history of net losses and may incur losses in the future.

We incurred net losses of $16.3 million in the fiscal year ended December 28, 2008 and have incurred net losses in all but two years since our inception in 1992. The recent improvement in our results of operations is primarily the result of increased sales across our businesses, improvements in operating efficiencies and a reduction in operating costs. We have also experienced a significant reduction in depreciation and amortization. We may not be able to maintain current sales levels and our operating costs may increase, which may cause us to return to incurring net losses. Therefore, we cannot assure you that we will be profitable in future periods.

We face many challenges in enhancing the average unit volume of our existing and new coffeehouses through the expansion of our food offerings.

We are seeking to increase our average unit volume to grow our profitability by increasing traffic in our coffeehouses and our average customer check. We have recently expanded the food offerings in our coffeehouses, including the introduction of hot oatmeal and breakfast sandwiches, and to date, we have installed ovens in approximately 200 company-owned coffeehouses. Our expansion of food product offerings causes us to face additional risks. Our brand has historically been associated with beverage products, and we may not be successful in persuading customers to make incremental food purchases. Sales of food products requires the implementation of new logistics efforts compared to our beverage sales, including managing our food supply chain, providing additional cold storage space in our stores and training our employees to prepare and manage our food offerings. We also face competition from other companies that provide a wider range of food products along with beverages, including coffee. If we are unable to successfully implement our strategy to increase our food offerings as quickly as we have planned or at all, we may be unable to maintain or grow our average unit volumes and our profitability and prospects may be adversely affected.

If we fail to continue to develop and maintain our brand, our business could suffer.

We believe that maintaining and developing our multi-channel brand is critical to our success and our growth strategy and that the importance of brand recognition is significant as a result of competitors offering products similar to our products. We have made significant marketing expenditures to create and maintain brand loyalty as well as to increase awareness of our brand. If our brand-building strategy is unsuccessful, these expenses may never be recovered, and we may be unable to increase our future sales or implement our business strategy.

We may not be successful in maintaining or expanding our commercial business.

Our commercial segment was approximately 11% of our total sales in 2009, and we are seeking to increase our sales in our commercial segment as part of our growth strategy. However, we may not be successful in maintaining our existing commercial customers or attracting new commercial customers. We do not have contracts with many of our commercial customers and one or more of them could choose to discontinue purchasing our products at any time. A large percentage of our commercial business is concentrated in a small number of customers, and we expect that this concentration will continue in the future. Consequently, the loss of any one customer in this area could have a significant adverse impact on our commercial business. In addition, we may not be able to attract new commercial customers, which would impede our ability to achieve our growth strategy.

In March 2010, we entered into a one-year distribution agreement with U.S. Foodservice to become its preferred provider of premium coffee. This distribution agreement, however, does not provide for any minimum purchase commitments by U.S. Foodservice nor does it provide that U.S. Foodservice must maintain an exclusive relationship with us. Due to the preferred nature of this agreement, we are unable to contract with another foodservice provider until March 2011, which may put us at a competitive disadvantage in our industry. This relationship has not yet resulted in significant commercial segment sales, and we cannot assure that it will do so in the future. If we or U.S. Foodservice discontinues our relationship in the future, we will need to find a new partner in the foodservice business, which could delay our penetration of the commercial business, decrease our competitiveness in this segment and materially and adversely affect our results of operations. In addition, we may not choose or be able to form a similar relationship, which may place us at a competitive disadvantage and sales in our commercial segment may not grow as rapidly as our competitors.

Furthermore, our licensing arrangement for the sale of our brand in K-Cups for use with the Keurig® single-cup brewing systems increases our brand exposure and has provided us with increasing sales in our commercial segment. Pursuant to this licensing agreement, we are not permitted to enter into arrangements with a similar provider of coffee during the term of the agreement, which may not be terminated without one year’s prior notice by either party. Consequently, we may be unable to enter into relationships with other coffee providers that present us with sales opportunities, which may prevent us from taking advantage of potential growth opportunities. A continued relationship with Keurig and use of our brand in its K-Cup line of business will allow us to continue to benefit from increased brand exposure. A failure to maintain our relationship with Keurig and the inability to have our products sold in its K-Cup line of business may adversely affect our results of operations, profitability and growth strategy.

If we fail to locate superior coffeehouse sites to open planned new stores, our new stores may not achieve acceptable levels of profitability.

Our growth strategy assumes that we will open approximately 10 new coffeehouse locations by the end of fiscal year 2011 and an additional 20 to 25 coffeehouse locations in fiscal year 2012. Our ability to open new stores that meet our targets for profitability or are profitable at all is highly dependent on our ability to locate superior coffeehouse sites and lease on terms that are acceptable to us. Despite the economic downturn, competition for prime locations is intense and the prices commanded for such locations have remained high. In addition, there are fewer new developments, such as shopping centers, being constructed. This further reduces the supply of potential new coffeehouse locations. If we are unable to locate such locations or if we are unsuccessful in recognizing superior sites, our new stores may not achieve the levels of profitability that we anticipate, which could adversely affect our net sales and growth strategy. In the past, some of our stores were opened in suboptimal locations, and we were forced to close a number of them. In addition, the profitability of our new coffeehouses is also dependent on our ability to control construction and development costs of such new coffeehouses. If we are unable to control construction and development costs, our results of operations may be adversely affected.

Our new coffeehouses may not achieve market acceptance or the same levels of profitability as our existing stores or be profitable at all.

Our expansion plans depend on opening coffeehouses in existing markets where we may already have coffeehouses nearby or where there is a high degree of competition. The success of these new coffeehouses will be affected by competitive conditions, consumer tastes and discretionary spending patterns, as well as our ability to generate market awareness of the Caribou Coffee brand. Our coffeehouses in Minnesota, which account for approximately half of our coffeehouses and net sales, have consistently been more profitable than our coffeehouses outside of Minnesota. Although we have opened coffeehouses in markets outside of Minnesota and expect to continue to do so, we may never achieve the same levels of profitability at these other coffeehouses as we have with those located in Minnesota.

New coffeehouses may take longer to reach profitability, thereby affecting our overall profitability and results of operations. Moreover, we may not be successful in operating our new coffeehouses on a profitable basis. Some of our markets may not be able to support additional coffeehouses and new coffeehouses may take away customers from our existing coffeehouses thereby affecting the profitability of our existing coffeehouses. In addition, many of the markets in which we operate, and in which we intend to expand our coffeehouses, also contain our competitors. Such markets may not be able to support additional coffeehouses, and if we are unable to attract customers to our new coffeehouses and away from our competitors, our new coffeehouses may not achieve sustainable levels of profitability. Furthermore, our failure to achieve market acceptance or profitability at one or more of our new coffeehouses could put a significant strain on our financial resources and could limit our ability to further expand our business. In the past, we have been forced to close a significant number of underperforming coffeehouses, and if we are not successful in opening profitable new coffeehouses or operating existing coffeehouses, we may be forced to close additional coffeehouses in the future. There can be no assurance that we will be successful in operating any of our existing or new coffeehouses profitably.

We compete with a number of companies for customers. The success of these competitors could have an adverse effect on us.

The premium coffee industry is highly competitive. Our primary competitors for coffee beverage sales are other premium coffee shops and other restaurants. In all markets in which we do business, there are numerous competitors in the premium coffee beverage business, and we expect this competition to continue or increase. Starbucks Corporation is the premium coffeehouse segment leader with approximately 11,000 locations in the United States and approximately 6,000 locations internationally. Our other primary competitors are regional or local market coffeehouses, such as Dunn Brothers in the Minneapolis market. Additionally, other companies may develop coffeehouses that operate concepts similar to ours.

We also compete with numerous convenience stores, restaurants, coffee shops and street vendors. We also compete with quick service restaurants, and recently, a number of other quick service restaurants such as McDonald’s have begun more aggressively pursuing the coffee beverage market. As we continue to expand our food offerings, we will compete with additional national, regional and local competitors. We must spend significant resources to differentiate our customer experience, which is defined by our products, coffeehouse environment and customer service, from the offerings of our competitors. Despite these efforts, our competitors still may be successful in attracting our customers.

In addition, we compete directly against all other coffee brands in the marketplace with respect to our commercial segment. Coffee is sold by coffee roasters, such as us, to foodservice operators, direct to consumers through websites, mail order, offices and other places where coffee is consumed or purchased for home consumption. A number of nationwide and regional coffee roasters are also distributing premium coffee brands in supermarkets, and these premium coffee brands, including national and regional private label brands, may serve as substitutes for our coffee. If we do not succeed in effectively differentiating ourselves from these competitors, by developing and maintaining our brand, then our competitive position may be weakened and our sales may be materially adversely affected.

Competition in the premium coffee market is becoming increasingly intense as relatively low barriers to entry encourage new competitors to enter the market. The financial, marketing and operating resources of these new market entrants may be greater than our resources. In addition, some of our existing competitors or potential competitors have substantially greater financial, marketing and operating resources, which may allow them to react to changes in pricing and the coffee beverage industry generally better than we can. Our failure to compete successfully against current or future competitors could have an adverse effect on our business, including loss of customers, declining net sales and loss of market share.

Implementation of our growth strategy may place a strain on our management, operational and financial resources, as well as our information systems.

To achieve our goal of continuing to grow our business, our brand and the number of our coffeehouses, we must:

•	maintain the premium nature of our brand;

•	obtain superior sites at acceptable costs in highly competitive real estate markets;

•	successfully manage new coffeehouses;

•	hire, train and retain qualified personnel;

•	continue to improve and expand our coffee, other beverage and food offerings;

•	expand our commercial sales;

•	attract franchisees who will operate coffeehouses internationally and in certain strategic situations domestically;

•	continue to upgrade inventory control, marketing and information systems; and

•	maintain strict quality control from the sourcing of high-quality coffee beans to the delivery of coffee, beverage and food products to our customers.

We intend to use cash flow from our current operations to fund our growth strategy. Implementation of our growth strategy may place a strain on our management, operational and financial resources, as well as our information systems. Our growth continues to increase our operating complexity and the level of responsibility for new and existing management and store-level employees. Furthermore, our results of operations and financial condition may be adversely affected if we are unable to implement our business strategy or if our business strategy proves to have been flawed.

The availability and price of high quality Arabica coffee beans could impact our profitability and growth of our business.

Our principal raw material is green coffee beans, representing approximately 31% of our cost of goods spending in 2009. We source our green coffee beans from direct coffee farmer relationships utilizing brokers. Although most coffee beans are traded in the commodity market, the high-grade Arabica coffee beans we buy tend to trade on a negotiated basis at a substantial premium above commodity coffee prices, depending upon the supply and demand at the time of purchase. We typically enter into supply contracts with individual suppliers with a term of one year or less to purchase a pre-determined quantity of coffee beans at a fixed price per pound. If we are unable to source sufficient quantities of green coffee beans to meet our demands for growth and expansion, then our business could be negatively impacted.

The prices we pay for coffee beans are subject to movements in the commodity market for coffee. The price can fluctuate depending on such things as weather patterns in coffee-producing countries, economic and political conditions affecting coffee-producing countries, foreign currency fluctuations, coffee-producing countries’ export quotas, commodity market investor activity and general economic conditions. In addition, coffee bean prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations that have historically attempted to influence commodity prices of coffee beans through agreements establishing export quotas or restricting coffee supplies worldwide. Should the price for coffee beans increase and we are not able to adjust our pricing and cost structure accordingly, our margins and profitability will decrease. Our ability to raise sales prices in response to rising coffee bean prices may be limited and depends largely on what our competitors do in response to price pressures, and our profitability could be adversely affected if coffee bean prices were to rise substantially. Moreover, passing price increases on to our customers could result in losses in sales volume or margins in the future. Similarly, rapid sharp decreases in the cost of coffee beans could also force us to lower sales prices before we have realized cost reductions in our coffee bean inventory.

We face the risk of fluctuations in the cost, availability and quality of our non-coffee raw ingredients.

The cost, availability and quality of non-coffee raw ingredients for our products are subject to a range of factors. For example, we purchase significant amounts of dairy products to support the needs of our coffeehouses. In addition, although less material to our operations, other commodities related to food and beverage inputs such as cocoa and sugar are important to our operations. Fluctuations in economic and political conditions, weather and demand could adversely affect the cost of our ingredients. We have limited supplier choices and are dependent on frequent deliveries of fresh ingredients, thereby subjecting us to the risk of shortages or interruptions in supply. In particular, the supply and price of dairy products are subject to significant volatility. Our ability to raise sales prices in response to increases in prices of these non-coffee raw ingredients may be limited, and our profitability could be adversely affected if the prices of these ingredients were to rise substantially.

A significant interruption in the operation of our roasting, warehousing and distribution facility could potentially disrupt our operations.

We have only one roasting, warehousing and distribution facility located at our headquarters in Minneapolis, Minnesota supporting our supply chain activities for all of our coffeehouses. A significant interruption impacting this facility, whether as a result of a natural disaster, technical or labor difficulties, fire or other causes, could cause a shortage of coffee at our coffeehouses and significantly impair our ability to operate our business. A significant disruption in service from our roasting, warehousing and distribution facility would negatively impact sales in all business segments.

Because our business is highly dependent on a single product, premium coffee, we are vulnerable to changes in consumer preferences and economic conditions that could harm our financial results.

Although we have increased and plan to continue to increase our food and other beverage offerings, our business has limited diversity and consists primarily of buying, blending and roasting coffee beans and operating gourmet coffeehouses. Consumer preferences often change rapidly and without warning, moving from one trend to another among many product or retail concepts. Shifts in consumer preferences away from the premium coffee segment would have a material adverse effect on our results of operations. In addition, we regularly introduce unique flavors and ingredients which may not appeal to our consumers’ preferences, and our profitability may suffer as a result of unpopular beverage and food offerings. We have also recently begun debuting many new food offerings in a relatively short period of time. To the extent such new offerings are unsuccessful, our results may suffer from unsatisfied existing consumers and/or decreased new consumer retention. Our continued success will depend in part on our ability to anticipate, identify and respond quickly to changing consumer preferences and economic conditions.

We have recorded impairment charges in the past periods and may record additional impairment charges in future periods.

We periodically evaluate possible impairment at the individual coffeehouse level, and record an impairment loss whenever we determine impairment factors are present. We also periodically evaluate the criteria we use as an indication of coffeehouse impairment. We consider a history of coffeehouse operating losses to be a primary indicator of potential impairment for individual coffeehouse locations. A lack of improvement at the coffeehouses we are monitoring, or deteriorating results at other coffeehouses, could result in additional impairment charges. During fiscal year 2008, the assets related to 37 coffeehouses were impaired, of which we recorded charges of approximately $7.5 million. We had no coffeehouse impairments during fiscal 2009, however we may have additional impairments in future periods.

We depend on the expertise of key personnel. If these individuals leave or change their role without effective replacements, our operations may suffer.

The success of our business to date has been, and our continuing success will be, dependent to a large degree on the continued services of our executive officers, particularly our President and Chief Executive Officer, Michael Tattersfield, our Chief Financial Officer, Timothy Hennessy, and our other key personnel who have extensive experience in our industry. If we lose the services of any of these integral personnel and fail to manage a smooth transition to new personnel, our business could suffer. We do not carry key person life insurance on any of our executive officers or other key personnel.

We may not be able to hire or retain additional coffeehouse managers and other coffeehouse personnel and our recruiting and compensation costs may increase as a result of turnover, both of which may increase our costs and reduce our profitability and may adversely impact our ability to implement our business strategy.

Our success at our coffeehouses depends upon our ability to attract and retain highly motivated, well-qualified coffeehouse managers and other coffeehouse personnel. We consider the unique attributes of our coffeehouse personnel to be one of our greatest strengths, so it is important for us to be able to attract and retain the right personnel. We face significant competition in the recruitment of qualified employees. Our ability to execute our business strategy and provide high quality customer service may suffer if we are unable to recruit or retain a sufficient number of qualified employees or if the costs of employee compensation or benefits increase substantially. Additionally, coffeehouse manager and hourly employee turnover in our industry is high. If quality employees cannot be retained we may be required to increase our recruiting and compensation expenses and our quality of service could be compromised, which may reduce our profitability.

Our roasting methods are not proprietary but are essential to the quality of our coffee, and our business would suffer if our competitors were able to duplicate them.

We consider our roasting methods essential to the flavor and richness of our coffee and, therefore, essential to our brand. Because our roasting methods cannot be patented, we are unable to prevent competitors from copying our roasting methods if such methods became known. If our competitors copy our roasting methods, the value of our brand may be diminished, and we may lose customers to our competitors. In addition, competitors may be able to develop roasting methods that are more advanced than our roasting methods, which may also harm our competitive position.

The United States economic crisis could adversely affect our business and financial results.

As a business selling premium products that is dependent upon consumer discretionary spending, our results of operations are sensitive to changes in macro-economic conditions. Many sectors of the economy have been adversely impacted from the global economic recession, and we face a challenging environment because our customers may have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and sharply falling home prices. Any resulting decreases in customer traffic or average value per transaction will negatively impact our financial performance as reduced revenues result in sales de-leveraging which creates downward pressure on margins and profitability. There is also a risk that if negative economic conditions persist for a long period of time, consumers may make long-lasting changes to their discretionary purchasing behavior, including less frequent discretionary purchases on a more permanent basis.

We are susceptible to adverse trends and economic conditions in Minnesota.

As of October 3, 2010, 211, or 51%, of our company-owned coffeehouses were located in Minnesota. An additional 75, or 18%, of our company-owned coffeehouses were located in the states of North Dakota, South Dakota, Iowa, Illinois and Wisconsin. Our Minnesota coffeehouses accounted for approximately half of our company-operated coffeehouse net sales during the thirty-nine weeks ended October 3, 2010. Our Minnesota, North Dakota, South Dakota, Iowa, Illinois and Wisconsin company-operated coffeehouses accounted for approximately 62% of our coffeehouse net sales during the thirty-nine weeks ended October 3, 2010. As a result, any adverse trends and economic conditions in these states have a disproportionate adverse impact on our overall results. In addition, given our geographic concentration in these states, negative publicity in the region regarding any of our coffeehouses could have a material effect on our business and operations throughout the region, as could other regional occurrences such as local competitive changes, changes in consumer preferences, strikes, new or revised laws or regulations, adverse weather conditions, natural disasters or disruptions in the supply of food products.

We could be subject to complaints or claims from our customers or adverse publicity resulting from those complaints or claims.

We may be the subject of complaints from or litigation by customers who allege beverage or food-related illnesses, injuries suffered on the premises or other quality, health or operational concerns. Adverse publicity resulting from any such complaints or allegations may divert our management’s time and attention and materially adversely affect our brand perception, sales and profitability, or the market price of our common stock, regardless of whether or not such complaints or allegations are true or whether or not we are ultimately held liable. A lawsuit or claim also could result in an expensive settlement, defense, or penalty.

Complaints or claims by current, former or prospective employees could adversely affect us.

We are subject to a variety of regulations which govern such matters as minimum wages, overtime and other working conditions, various family leave mandates and a variety of other laws enacted, or rules and regulations promulgated, by federal, state and local governmental authorities that govern these and other employment matters. A material increase in the minimum wage and other statutory benefits could adversely affect our operating results. We have been, and in the future may be, the subject of complaints or litigation from current, former or prospective employees from time to time. These complaints or litigation involving current, former or prospective employees could divert our management’s time and attention from our business operations and might potentially result in substantial costs of defense, settlement or other disposition, which could have a material adverse effect on our results of operations in one or more fiscal periods.

We may not be able to renew leases or control rent increases at our retail locations or obtain leases for new stores.

Our coffeehouses are all leased. At the end of the term of the lease, we may be forced to pay significantly increased rent to stay in the location, find a new location to lease or close the coffeehouse. Any of these events could adversely affect our profitability. We compete with numerous other retailers and restaurants for coffeehouse sites in the highly competitive market for quality retail real estate. As a result, we may not be able to obtain new leases, or renew existing ones, on acceptable terms, which could adversely affect our net sales and brand-building initiatives.

Our growth through franchising may not occur as rapidly as we currently anticipate and may be subject to additional risks.

As part of our growth strategy, we will continue to seek franchisees to operate coffeehouses under the Caribou Coffee brand in international markets and in certain strategic domestic locations or venues. We believe that our ability to recruit, retain and contract with qualified franchisees will be increasingly important to our operations as we expand. Our franchisees are dependent upon the availability of adequate sources of financing in order to meet their development obligations. Such financing may not be available to our franchisees, or only available upon disadvantageous terms. Our franchise strategy may not enhance our results of operations. In addition, coffeehouse openings contemplated under our existing franchise agreement or any future franchise agreement may not open on the anticipated development schedule or at all.

Expanding through franchising exposes our business and brand to risks because the quality of franchised operations will be beyond our immediate control, including risks associated with our confidential information, intellectual properties (including trademarks) and brand reputation. Even if we have contractual remedies to cause franchisees to maintain operational standards, enforcing those remedies may require litigation and therefore our image and reputation may suffer, unless and until such litigation is successfully concluded.

Our international operations may be adversely affected by factors outside of our control.

We currently have agreements with franchisees to operate coffeehouses internationally under the Caribou Coffee brand and may seek to franchise additional international coffeehouses in the future. As a result, our business and operations are subject to a number of additional risks, including international economic and political conditions and the possibility of instability, differing cultures and consumer preferences, corruption, anti-American sentiment, diverse government regulations and tax systems, currency regulations and fluctuations and uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees. Although we believe we have developed the support structure required for our international franchises to address these risks, there is no assurance that our international operations will be profitable.

Our premium coffee contains caffeine and other active compounds, the health effects of some of which are not fully understood.

A number of research studies conclude or suggest that excessive consumption of caffeine may lead to increased heart rate, nausea and vomiting, restlessness and anxiety, depression, headaches, tremors, sleeplessness and other adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in coffee could significantly reduce the demand for coffee, which could harm our business and reduce our sales and profitability.

Compliance with health, environmental, safety and other government regulations applicable to us could increase costs and affect profitability.

Each of our coffeehouses and our roasting facility is and will be subject to licensing and reporting requirements by a number of governmental authorities. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire, safety and other departments that have jurisdiction over the development and operation of these locations. Our activities are also subject to the Americans with Disabilities Act and related regulations, which prohibit discrimination on the basis of disability in public accommodations and employment. Changes in any of these laws or regulations could have a material adverse affect on our operations, sales, and profitability. Delays or failures in obtaining or maintaining required construction and operating licenses, permits or approvals could delay or prevent the opening of new retail locations, or could materially and adversely affect the operation of existing coffeehouses. In addition, we may not be able to obtain necessary variances or amendments to required licenses, permits or other approvals on a cost-effective or timely basis in order to construct and develop coffeehouses in the future.

Health concerns arising from outbreaks of viruses may have an adverse effect on our business.

The United States and other countries have experienced, and may experience in the future, outbreaks of viruses, such as avian influenza, SARS and H1N1. To the extent that a virus is food-borne, future outbreaks may adversely affect the price and availability of certain food products and cause our customers to eat less of a product or avoid eating in restaurant establishments. To the extent that a virus is transmitted by human-to-human contact, our employees or customers could become infected, or could choose, or be advised, to avoid gathering in public places, any one of which could adversely affect our business.

Health concerns and government regulation relating to the consumption of certain food or beverage products and menu labeling requirements could increase costs and affect profitability.

Certain counties, states and municipalities, have approved menu labeling legislation that requires restaurant chains to provide caloric information on menu boards, and menu labeling legislation has also been adopted on the federal level. These requirements could increase our costs and may result in reduced demand for some of our products which could be viewed as containing too much fat or too many calories.

In addition, certain foods that we may use in our products may cause severe allergies in some customers. Federal and state regulators have contemplated labeling regulations related to allergens that may apply to us. The introduction of such regulations may affect our use of certain products that the U.S. Food and Drug Administration identifies as significant allergens in the future, which may increase our costs and affect our profitability.

We may not be able to adequately protect our intellectual property, which could harm the value of our brands and adversely affect our sales and profitability.

The success of our brand depends in part on our logos, branded merchandise and other intellectual property. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar rights to protect our intellectual property. The success of our growth strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our brand in both domestic and international markets. We also use our trademarks and other intellectual property on the Internet. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brand may be harmed, which could have a material adverse effect on our business. We may become engaged in litigation to protect our intellectual property, which could result in substantial costs to us as well as diversion of management attention.

We try to ensure that our franchisees maintain and protect our intellectual property, including our trademarks. However, since our franchisees are independent third parties that we do not control, if they do not operate their coffeehouses in a manner consistent with their agreements with us and adequately maintain and protect our intellectual property, the value of our brand could be harmed which could adversely affect our business and operating results.

If we are unable to protect our customers’ credit card data, we could be exposed to data loss, litigation and liability, and our reputation could be significantly harmed.

In connection with credit card sales, we transmit confidential credit card information by way of secure private retail networks. Although we use private networks, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit card sales, and our security measures and those of our technology vendors may not effectively prohibit others from obtaining improper access to this information. If a person is able to circumvent these security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We rely on our computer systems and network infrastructure across our operations, including point-of-sale processing at our coffeehouses. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business and subject us to litigation or actions by regulatory authorities. Although we employ both internal resources and external consultants to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful.

We may see increased costs arising from health care reform.

In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020, and many of the changes require additional guidance from government agencies or federal regulations. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance, it is difficult to determine at this time what impact the health care reform legislation will have on our financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for us to revise ways in which we provide healthcare and other benefits to our employees. In addition, our results of operations, financial position and cash flows could be materially adversely affected.

Failure to comply with 404 of the Sarbanes-Oxley Act of 2002 could negatively impact our business, and we may not be able to report our financial results in a timely and reliable manner.

Pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), we are required to provide a report by management in our annual report on Form 10-K on our internal control over financial reporting, including management’s assessment of the effectiveness of such control. As a smaller reporting company, however, we are exempt from the requirement under Section 404(b) of Sarbanes-Oxley that our independent registered public accounting firm make its own separate attestation on the effectiveness of our internal control over financial reporting. If we determine that we no longer qualify as a smaller reporting company and become subject to Section 404(b) of Sarbanes-Oxley in the future, we will be required to include an attestation from our independent registered public accounting firm as to the effectiveness of our internal controls over financial reporting. Although we have discovered no material weaknesses in our internal controls over financial reporting through our own testing, subsequent testing by our independent registered public accounting firm for purposes of compliance with Section 404(b) may reveal deficiencies in our internal control over financial reporting that we have not previously discovered. If we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we may be unable to provide financial information in a timely and reliable manner. Any such difficulties or failure may have a material adverse effect on our business, financial condition and operating results.

Risks Related to Our Structure

Caribou Holding Company Limited, or CHCL, has substantial control over us, and could limit other shareholders’ ability to influence the outcome of matters requiring shareholder approval and may support corporate actions that conflict with other shareholders’ interests.

Following the offering, CHCL will beneficially own 5,922,245 shares, or approximately 30% if the underwriters exercise their over-allotment option in full, of the outstanding shares of our common stock as of December 1, 2010. CHCL’s ownership of shares of our common stock could have the effect of delaying or preventing a change of control of us or could discourage a potential acquirer from obtaining control of us, even if the acquisition or merger would be in the best interest of our shareholders. This could have an adverse effect on the market price for shares of our common stock. After the offering, CHCL will own less than a majority of the outstanding shares of our common stock, but will still be able to exercise substantial control over us. One of the nine members of our board of directors is a representative of CHCL.

Our compliance with Shari’ah principles may make it difficult for us to obtain financing and may limit the products we sell.

CHCL is controlled by Arcapita Bank B.S.C. (c), or Arcapita. Accordingly, Arcapita beneficially owns the 11,672,245 shares held by CHCL. Arcapita operates its business and makes its investments in a manner consistent with the body of principles known as Shari’ah. Consequently, we have historically operated our business in a manner that is consistent with Shari’ah principles. Shari’ah principles regarding the lending and borrowing of money require application of qualitative and quantitative standards. A Shari’ah compliant company is also prohibited from operating in the areas of alcohol, gambling, pornography, pork and pork-related products. We intend to continue to comply with the Shari’ah principles so long as Arcapita continues to beneficially own shares of our common stock.

Provisions in our articles of incorporation and bylaws and of Minnesota law have anti-takeover effects that could prevent a change in control that could be beneficial to our shareholders, which could depress the market price of shares of our common stock.

Our articles of incorporation and bylaws and Minnesota corporate law contain provisions that could delay, defer or prevent a change in control of us or our management that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for shares of our common stock. These provisions:

•	authorize our board of directors to issue preferred stock and to determine the rights and preferences of those shares, which would be senior to our common stock, without prior shareholder approval;

•	establish advance notice requirements for nominating directors and proposing matters to be voted on by shareholders at shareholder meetings;

•	provide that directors may be removed by shareholders only for cause;

•	limit the right of our shareholders to call a special meeting of shareholders; and

•	impose procedural and other requirements that could make it difficult for shareholders to effect some corporate actions.

Risks Related to our Common Stock

Our stock price has been volatile and you could lose all or part of your investment.

Our stock price has historically been highly volatile. In November 2008, our stock price hit a five-year closing low of $1.32. The following factors, among other things, could cause the price of shares of our common stock in the public market to fluctuate significantly:

•	variations in our quarterly or annual operating results;

•	changes in market valuations of companies in the premium coffee industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	sales of common stock by our directors and executive officers;

•	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our distributors or suppliers or our competitors;

•	the addition or departure of key personnel;

•	seasonal fluctuations;

•	the timing of coffeehouse openings;

•	changes in financial estimates or recommendations by securities analysts regarding us or shares of our common stock; and

•	other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from Acts of God, war, incidents of terrorism or responses to such events).

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price. Volatility in the market price of shares of our common stock may prevent investors from being able to sell their shares of common stock at or above the price they originally paid.

In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

The sale of a substantial number of shares of our common stock may cause the market price of shares of our common stock to decline.

Sales of substantial amounts of our common stock by our existing shareholders, upon the exercise of outstanding stock options or by persons who acquire shares in this offering or if the market perceives that these sales could occur, the market price of shares of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

Upon completion of the offering, we will have outstanding 20,041,873 shares of common stock. Of these shares, 14,119,628 shares, including those to be sold in this offering and assuming the underwriters exercise of their over-allotment option, will be freely tradable. We, our executive officers and directors (except Charles H. Ogburn, one of our directory) and the selling shareholder have entered into agreements with the underwriters of the offering not to sell or otherwise dispose of shares of our common stock for a period of at least 90 days with respect to us and our executive officers and directors and 135 days with respect to the selling shareholder, following completion of this offering, with certain exceptions. Immediately upon the expiration of the applicable lock-up period our executive officers and directors or the selling shareholder may choose to sell additional shares, and the selling shareholder may choose to sell additional shares in an offering such as the offering.

Business

Our Company

We are one of the leading branded coffee companies in the United States, with a compelling multi-channel approach to our customers. Based on number of coffeehouses, we are the second largest company-owned premium coffeehouse operator in the United States. As of October 3, 2010, we had 536 coffeehouses, including 126 franchised locations. Our coffeehouses are located in 20 states, the District of Columbia and nine international markets. In our retail coffeehouses, we aspire to create a community place loved by our customers, providing them with an extraordinary and uplifting experience. We source the highest-quality coffee in the world, and our skilled roastmasters personally oversee the craft roasting of every batch to bring out the best in every bean. Our coffeehouses offer our customers high-quality premium coffee and espresso-based beverages, as well as specialty teas, baked goods, food, whole bean coffee, branded merchandise and coffee lifestyle items. We believe we create a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment, superior customer service and our own blend of expertise, fun and authentic human connection. Our success in the retail channel has elevated the Caribou Coffee brand and created demand across other channels, including various commercial and food service categories. Our unique coffee is available within our commercial segment via grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. We intend to continue to grow our brand internationally through franchise agreements and to selectively enter into franchise arrangements domestically. Through our multi-channel approach, we believe we offer a total coffee solution platform to our customers.

Our comparable coffeehouse sales have significantly improved due to increased traffic and average guest check driven by the expansion of our food product offerings such as hot oatmeal and breakfast sandwiches. We have reported positive comparable coffeehouse sales over the previous four quarters, including 4.4% for the quarter ending October 3, 2010. Our commercial segment has also experienced accelerated growth and, in 2009, represented 11% of consolidated sales, up from less than 5% in 2007. Caribou Coffee whole bean and ground coffee products are found in grocery, mass merchant and club stores in over 40 states, allowing us to expand our brand recognition through this segment and reach customers across the United States. We also sell our blended coffees and license our brand to Keurig, Inc., an industry leader in single-cup brewing technology, for sale and use in its “K-Cup” single serve line of business. This enables Caribou Coffee products to be available in all 50 states. Our franchise segment franchises our brand to partners to operate Caribou Coffee branded coffeehouses in domestic and international markets. In addition, we sell Caribou Coffee branded products to our partners for resale in these franchised locations.

Recent Performance

Since our current management team took over in the fall of 2008, it has grown our average unit volumes and improved the Company’s overall financial performance, including:

•	achieved four consecutive quarters of positive comparable store sales;

•	increased commercial sales from $17.9 million in 2008 to $38.5 million for the twelve months ended October 3, 2010;

•	increased EBITDA from $11.6 million in 2008 to $22.7 million for the twelve months ended October 3, 2010; and

•	repaid all outstanding indebtedness.

Commercial sales and EBITDA for the twelve months ended October 3, 2010 have been derived by adding the financial data for the nine months ended October 3, 2010 and the year ended January 3, 2010 and subtracting the financial data for the nine months ended September 27, 2009. EBITDA is a non-GAAP financial measures. See “—Summary Financial and Other Data” for a reconciliation to net income.

Our Competitive Strengths

High Quality Product with Scalable Production Capacity.  Serving our customers the most flavorful, highest quality coffee is at the core of our company. We pride ourselves on having one of the most creative and extensive selections of high-quality coffee-based, espresso-based and non-coffee-based beverages in our industry to meet the demanding taste preferences of our customers. To maintain product quality, we source only the highest grades of Arabica beans, craft roast beans in small batches to achieve optimal flavor profiles and enforce strict packaging and brewing standards. In addition, we have implemented a number of initiatives to emphasize quality leadership that go beyond coffee, including the use of premium real chocolate melted into our beverages and wholesome oatmeal that is handcrafted and customized upon order.

In order to control our quality, we have made significant capital investments to build our roasting, packaging and fulfillment infrastructure to support the production and distribution of large quantities of fresh whole bean coffee. In our 130,000 square-foot headquarters and roasting facility, coffee beans are roasted to enhance each variety’s specific flavor characteristics, allowing us to offer a wide range of coffee to suit individual preferences in the marketplace. We are currently operating at approximately 70% of our full roasting capacity on a single shift with an opportunity to more than double our current production levels in the existing facility.

Strong Brand Awareness.  We believe our brand is well known within the retail premium coffee market, and we have particularly strong brand awareness in markets where we have a significant coffeehouse presence. We continue to evolve our brand and icons, and updated them in March 2010 to improve our customer’s experience and brand image. Our new, contemporary, branding reflects Caribou Coffee’s core values, exhibiting our fun and quirky point of view, passion for human connection and commitment to quality products.

We believe our new branding differentiates Caribou Coffee iconography from our peers—our cups, napkins, drink carriers and menu boards all reflect our new look. We believe strong brand awareness has resulted from our marketing efforts and distinctive Caribou Coffee logo, all of which promote our brand as we expand within and into new markets and drive further opportunities in our other channels.

Dynamic Multi-Channel Business Model.  Founded as a regional premium coffeehouse retailer, today we offer a total coffee solution platform for our customers. We serve our customers by offering our high-quality coffee and other food and merchandise products through three highly integrated sales channels: retail, commercial and franchise. Each of these channels features our products in a convenient and inviting manner that is characteristic of our brand. Whether at a Caribou coffeehouse, the local grocery store or a sporting venue, we offer our customers an opportunity to find the brand in places convenient to their lifestyles. Our multi-channel operating model enables us to maximize brand exposure and customer access to our products, which we believe increases growth opportunities across all of our channels.

•	Unique Coffeehouse Experience. We are committed to delivering the leading coffeehouse experience, by providing the highest quality coffee and food products in a warm and inviting coffeehouse environment by people who care. Our goal is to provide our customers with an extraordinary experience that feeds the soul.

•	Coffeehouse Environment. Caribou coffeehouses are where the brand and the customer connect through a combination of a welcoming atmosphere, handcrafted coffeehouse products, fast and friendly service and convenience. Our coffeehouse interiors create a warm and inviting atmosphere, featuring fireplaces, exposed wood beams and leather sofas and chairs, encouraging customers to relax and enjoy our products. We anticipate our new coffeehouse interiors will be accented by local flair to create a fun and eclectic gathering place unique to each particular community. By establishing community message boards and allowing our customers to vote on designs for coffeehouse fixtures, such as community tables and lighting, we expect to build a connection between our coffeehouses and the local community, differentiating us from competitors and allowing us to become “The community place I love.” Options such as free Wi-Fi, extra-comfortable chairs and drive-thru service provide our customers with the option to make a quick stop or to spend time at a Caribou coffeehouse.

•	Human Connection. We believe our focus on creating a human connection sets Caribou coffeehouses apart from our competitors. Our coffeehouse team members reflect the essence of the

Caribou Coffee brand: a fun and quirky point of view and passion for human connection. Our coffeehouse team members provide focused and attentive service along with Midwestern hospitality. We encourage team members to have personal interaction with our customers and learn their names and preferred beverages. Community walls at coffeehouse locations further promote human connection by providing our coffeehouse team members and customers a common forum to share their dreams, passions and lives. Our selective hiring, extensive training and merit-based compensation policies reinforce our focus on the customer experience and drive consistent, excellent customer service in our coffeehouses.

•	Growing Commercial Segment. Our commercial segment sells high-quality premium whole bean and ground coffee to grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and on-line customers nationwide. We have increased our commercial retail footprint from 2,300 doors in 2007 to 7,000 doors in 2009 throughout 40 states. Additionally, through our Keurig licensing arrangement, we believe Caribou Coffee single-serve K-cups are found in an additional 17,000 doors across all 50 states and can be ordered from multiple “major retail” websites. We use third-party distributors to distribute our Caribou Coffee whole bean and ground coffee branded products through our commercial channel. This operating model allows us to leverage our business partners’ existing infrastructures and extend the Caribou Coffee brand in an efficient way. Including K-cups, we believe Caribou Coffee products comprise approximately 4% of the overall share of the national premium coffee category.

•	Growing Opportunities in Franchising. Since opening our first franchised coffeehouse in 2004, we have expanded the number of franchised coffeehouses and kiosks to 126 worldwide. Within the United States, we have a rigorous, disciplined approach to developing our franchising pipeline, which includes kiosks in nontraditional locations such as airports, offices, colleges and universities, grocery stores, hospitals and hotels. Internationally, we have a Master Franchise Agreement covering 12 countries and 250 Caribou Coffee coffeehouses. We have seen rapid and significant growth in the franchise segment, with sales growing from $2.0 million in 2006 to $7.7 million in 2009. We will continue to franchise Caribou Coffee branded coffeehouses and kiosks; we believe there are significant opportunities to grow our business with qualified development and franchising partners, both domestically and internationally.

Strong Company Culture.  We have a strong, well-defined, service-oriented culture that our employees embrace. We emphasize a fun, passionate and authentic culture and support active social responsibility and community involvement. Our organization is committed to giving back locally and nationally, with 5% of pre-tax profits going to charity and local community causes in 2009. By 2011, we expect that Caribou Coffee will be the first and only large-scale coffee company that sources 100% Rainforest Alliance coffee beans. The Rainforest Alliance, a non-profit organization seeking to conserve biodiversity, certifies that coffee beans are produced in environmentally sustainable and socially responsible ways, and ensures that workers have good wages, decent living conditions, education and health care. We believe that our strong, socially-conscious culture will allow us to attract the best possible team members, and maintain our focus on quality and customer service as we expand our business.

Experienced Management Team.  We are led by a management team with significant experience in the restaurant, retail and branded consumer products industries. Our President and Chief Executive Officer, Michael Tattersfield, has more than 17 years of restaurant and specialty retail experience, including Chief Operating Officer of lululemon athletica, inc. and President of A&W All American Food Restaurants at YUM! Brands, Inc. Mr. Tattersfield joined the company in 2008 and has built an experienced management team of both new and existing senior leaders focused on building a leading multi-channel branded coffee company that offers a total coffee solution platform to our customers, driving growth and improving profitability.

Our management team has applied its expertise in finance, operations and marketing to continue to diversify our operating segments, develop a disciplined product pipeline, evolve and grow the Caribou Coffee brand and improve the unique customer experience in coffeehouses.

Significant Investment in Key Personnel and Growth Infrastructure.  We believe we have the personnel and resources in place to support our growth. We have built strong finance, marketing and product management teams to oversee our recent new product and branding initiatives, including the introduction of our updated brand and icons and new products across all business segments. This infrastructure extends to the commercial segment, where we have a strong team in place to execute our growth strategy. We have also invested in our real estate personnel to oversee our targeted company-owned retail coffeehouse expansion strategy. We believe we will be able to leverage our investment in infrastructure as we expand and grow our business.

Our Growth Strategies

Our growth strategies are centered on continuing the transition from a primarily company-owned coffeehouse operator to a branded coffee company with multiple sales channels. We believe our retail coffeehouses are critical to establishing a connection between the Caribou Coffee brand and our customers, which we expect will continue to be strengthened by our recently-upgraded food offerings. Success at the retail level creates opportunities for significant growth beyond the traditional coffeehouse segment, including consumer packaged goods (CPG), foodservice and franchising. We anticipate that increased brand visibility will benefit all of our segments. Our growth model is comprised of several drivers:

Increase Retail Coffeehouse Average Unit Volume.  We have invested significant time, effort and capital to increase our average unit volume and drive operating leverage across our company-owned coffeehouses. We are focused on growing our average unit volume by driving higher levels of customer traffic and average customer check by increasing sales of beverages, food, beans and merchandise to our customers. To drive customer traffic, we have accelerated new product introductions and supported them with marketing initiatives. We continue to introduce new premium products, such as real chocolate-based beverages, distinctive teas and wholesome oatmeal. At the core of these product innovations are consistent themes of premium quality, natural ingredients and customizable offerings. We believe our guests want a superior food experience and these products and investments will drive loyalty and frequency of visit.

Our differentiated food platform has been, and we believe will continue to be, a driver of traffic and increased average check. We have installed ovens in approximately 200 company-owned coffeehouses and launched breakfast sandwiches in mid-September 2010. Oven technology is now being installed in another 120 company-owned coffeehouses to roll out breakfast sandwiches in the first quarter of 2011. We plan on leveraging our oven platform to expand our food offerings for lunch sandwiches, snacks and other bakery items across all day parts.

In March 2010, we launched a “New Bou” marketing campaign, which provides a fresh new look to our brand. New Bou is focused on our guests and culture, and through this initiative we are making sure that Caribou Coffee is the community place that our customers love. We believe the combination of our product and marketing investments will build traffic and average check, which is the first step in unlocking our long-term average unit volume growth strategy.

Open New Company-Owned Coffeehouse Locations in Existing Markets.  We believe we have strong brand awareness in markets where we have a significant coffeehouse presence. With a solid core of successful locations in the Midwest, as well as a strong footprint in other select regions, we are prepared to execute a targeted and measured expansion plan. Our focus is on increasing density in existing markets where we believe we have significant growth opportunities. We plan to open approximately 10 company-owned coffeehouses in 2011, an additional 20 to 25 in 2012 and over time, we anticipate growing our store base by 8% to 10% each year. For our new coffeehouses, we target a 2:1 sales to investment ratio, which based on current average coffeehouse margins and an average an approximate $450,000 cash investment would generate cash-on-cash returns of approximately 30% to 40% in year three by the end of the third year of operations. We will seek to further improve our cash-on-cash returns by opening new coffeehouses with higher average unit volumes and growing margins. We also believe the growth of our coffeehouse base will increase awareness of the Caribou Coffee brand and drive sales across other channels, including CPG and foodservice.

Grow Our CPG Coffee Business.  We believe Caribou Coffee’s reputation as a retailer of high-quality premium coffees has created significant demand for our whole bean and ground coffee through commercial channels. Our commercial segment comprised 10% of total sales in 2009. This segment has expanded quickly with 2009 segment sales growth of 54% compared to 2008, and average annual segment growth of 48% over the past three years. Today, we are in 7,000 grocery, mass merchant and club store doors across 40 states. Our coffee is also available in

Caribou Coffee K-cups in, we believe, an additional 17,000 doors across all 50 states. We are currently focused on increasing sales velocity throughout our existing doors and selectively opening new doors. We are in the process of upgrading the packaging of our whole bean and ground coffee products in an effort to better position our brand to appeal to customers in the marketplace. We believe that leveraging our coffeehouse footprint will elevate our CPG market share. Moreover, we expect increased brand awareness through the CPG channel to drive traffic in our coffeehouses.

Gain Stronger Presence in the Foodservice Sector.  We believe the foodservice sector provides an attractive opportunity for us to introduce our premium coffee products in new channels, such as national restaurant chains, sports venues, universities and hospitals, and further increase our brand visibility. We believe the foodservice sector provides significant long-term growth potential for us to sell Caribou Coffee products business, which we expect will complement growth in our other segments. In March 2010, we signed an agreement with U.S. Foodservice, Inc. to become U.S. Foodservice’s preferred provider of premium coffee products.

Expand New Unit Growth in Our Franchise Channel.  We intend to strategically franchise the Caribou Coffee brand, primarily in domestic non-traditional venues and international markets where we believe there are significant opportunities to grow our business. As of October 3, 2010, we had 52 franchise locations in the United States and 74 international locations predominately in the Middle East. We have entered into a master franchise agreement with a local franchisee in the Middle East to develop 250 coffeehouses in the region through 2014. We also intend to franchise locations in the United States to gain access to attractive, high customer traffic locations, such as airports and other captive venues and to take advantage of other strategic opportunities. We believe Caribou Coffee’s total coffee solution platform makes us a highly desirable franchising partner. For example, through our recently-established partnership with Hy-Vee grocery stores, Caribou Coffee products are sold on Hy-Vee grocery shelves, in Hy-Vee foodservice operations and in barista-staffed, in-store franchised kiosks.

Continued growth in our franchised locations allows us to expand our geographic footprint and generate steady cash flows, with limited capital expenditures. By increasing brand awareness through growing smaller, non-traditional units such as grocery store kiosks, we are creating sales opportunities for all segments of our business.

Industry Overview

Total U.S. coffee market sales, including foodservice and retail, rose to $48.0 billion in 2009, with annual growth of approximately 4.0% in each of 2008 and 2009, according to the National Coffee Association’s 2010 National Coffee Drinking Trends study. According to the same study, 56% of adults report drinking coffee at least once during a particular day, with 68% reporting drinking coffee during a given week. A majority of consumers, 84%, have not changed their consumption habits despite the uncertain economic environment.

According to the National Coffee Drinking Trends study, approximately 24% of American adults drink premium coffee beverages on a daily basis, with specialty coffee, as described in more detail below, accounting for 40% of total coffee consumed in the United States. In 2009, Specialty Coffee Retailer reported specialty coffee accounted for $13.65 billion in sales in 2009, and will exceed $18 billion by 2012; representing a growth rate of 31.8%, four times that of traditional coffee.

Specialty coffee is coffee roasted using premium coffee beans such as the Arabica bean. High-quality Arabica beans usually grow at high elevations, absorb little moisture and mature slowly. These factors result in beans with a mild aroma and a pleasing flavor that is suitable for specialty coffee. There are various grades of Arabica beans, with the highest grades producing better flavors. We believe the retail specialty coffee business represents a high growth opportunity in the commercial, restaurant and retail industries and is supported by evolving lifestyle trends and broad consumer appeal.

We believe that growth in the retail specialty coffee market has been aided by several factors, including an increase in the number of U.S. coffeehouses, broader distribution of specialty coffees through supermarkets, the introduction of new specialty coffee products and the popularity of the overall specialty foods market. We believe these trends will continue to result in increased consumer awareness and demand for specialty coffees, both those prepared at retail coffeehouse locations and those for preparation elsewhere.

Caribou Coffeehouses

Coffeehouse Design and Atmosphere.  We strive to be the community place that our customers love by creating a distinctive community gathering place with a warm and inviting atmosphere. To create this atmosphere, we design our coffeehouses with fireplaces, exposed wood beams and leather sofas and chairs, to encourage customers to relax and enjoy our products. Each coffeehouse is accented with bold and eclectic focal points such as unique light fixtures, community tables and distinctive chairs to spotlight the individuality and personality of each store. We encourage our stores to embrace the local culture and decorate with local flair to create a fun and eclectic gathering place specific to each particular community that locals rely on for an enjoyable, cozy and genuine experience. Caribou team members aim to build a human connection with customers on a daily basis by actively engaging customers in conversation to create an open and friendly atmosphere. Employees are also encouraged to become involved in the community by volunteering with local charities and taking part in local events, to help further build a community connection.

Our coffeehouse layout allows customers to customize their coffee experience depending on their needs by providing quick and convenient access to facilitate take-out business, while at the same time providing customers a place to gather and relax. A number of our coffeehouses also feature a drive-thru. Our coffeehouses feature two defined areas to meet our customers’ different needs. The service order and pick-up area facilitates maximum efficiency during busy times and, at the same time are specifically designed to create a unique experience by allowing Caribou employees to hand-craft a customer’s beverage in front of the customer. We believe this experience reinforces the premium quality and hand-crafted nature of our products. For those that are able to stay and relax, we have large tables and comfortable lounge sofas and chairs located in a separate seating area where customers can read, socialize with friends or have informal business meetings. In addition, most of our locations offer wireless Internet access as well as a kid’s corner with toys, games and special seating for children.

Our coffeehouse design is flexible and has been successfully implemented in a variety of locations, configurations and sizes. Our prototypical coffeehouse is approximately 1,700 to 1,800 square feet, a size that we believe allows us to satisfy both rushed and relaxed customers. We also incorporate elements of our coffeehouse design in smaller kiosks located in high-traffic areas such as airports, malls, large office buildings and supermarkets. We intend to continue using these smaller kiosk formats as part of our overall future development plans.

Menu and Products.  Our menu consists of an extensive, creative and customizable variety of great tasting coffee, expresso-based and non-coffee beverages and food delivered at affordable price points. High quality menu offerings are the foundation of our business. For our coffee-based beverages, we source only the highest grades of Arabica beans, craft roast beans in small batches to achieve optimal flavor profiles and enforce strict packaging and brewing standards. Our core drink menu includes:

•	coffee “classics” such as brewed “coffee of the day,” cappuccinos and mochas;

•	“wild” items—such as signature Caribou coffee-based beverages like Turtle Mocha, Hot Apple Blast, Caramel High Rise, Campfire Mocha and Mint Condition; and

•	“cold” options such as iced coffees, blended coffee coolers in flavors such as vanilla, espresso, caramel, chocolate and fruit smoothies, as well as our recently introduced Signature Iced Tea line that includes several high antioxidant green, black and herbal teas, as well as tea latte fusions.

In addition, we have implemented a number of other initiatives to emphasize quality leadership that goes beyond coffee, including the use of premium real chocolate melted into our beverages. We are in the process of broadening our product portfolio to extend our high-quality, hand-crafted approach to our new food platform. We have long served traditional bakery goods, but have recently expanded into offerings of hot cereal and oatmeal, hand-crafted and customizable upon order. We are also beginning to roll out two new food platforms: fresh menu items baked in-store and breakfast sandwiches. At many of our coffeehouses our food menu now includes:

•	hand-crafted customizable oatmeal and hot cereals in an assortment of grain choices and toppings;

•	breakfast sandwiches, such as our chicken apple sausage daybreaker, egg white and turkey bacon daybreaker, veggie daybreaker, turkey bacon mini and turkey sausage mini; and

•	our traditional baked good offerings such as scones, muffins, cookies and brownies in a variety of choices.

We believe our new food platform and plans for additional food offerings will help us to increase traffic in our coffeehouses, increase our average check and expand the parts of the day during which customers frequent our coffeehouses. Food items contributed approximately 10.6% of coffeehouse net sales for the 39 weeks ended October 3, 2010 compared to 9.4% for the 39 weeks ended September 27, 2009.

In-store menus and marketing materials help guide customers through the process of choosing beverages and food items with the right blend of coffee, tea and food. All of our beverages are offered in small, medium and large sizes. In addition, most of our coffee drinks are offered in a decaffeinated form, using a water-based natural decaffeination process rather than the traditional methyl-chloride decaffeination process. Although we are in the process of expanding our food offerings, beverages remain our key coffeehouse sales driver accounting for approximately 80.2% of coffeehouse net sales for the 39 weeks ended October 3, 2010.

In addition to our beverage products, we also offer twenty-six varieties of whole bean coffee, including eight custom blends, two seasonal blends and eight decaffeinated blends. Our current coffee offerings are:

Regular		Decaffeinated

Amy’s Blend	Kenya	Amy’s Blend
Caribou Blend	La Minita Peaberry	Caribou Blend
Colombia	Lacuna Blend	Daybreak Morning Blend
Costa Rica	Lakeshore Blend	Espresso
Daybreak Morning Blend	Mahogany	Fireside
Espresso	Mocha Java	Rainforest Blend
Fireside	Obsidian	Reindeer Blend
French Roast	Reindeer Blend	Sumatra
Guatemala el Paraíso	Sumatra

Over 85% of our coffees are presently certified with the Rainforest Alliance Certified seal indicating that workers on Rainforest Alliance Certified farms receive decent wages, have access to medical care, clean water, dignified living conditions and schools for their children, and that the coffee has been harvested and processed responsibly, protecting the surrounding environment and wildlife. We are the first and only coffee company that has committed to sourcing 100% Rainforest Alliance certified coffee beans. So far, we are on track to achieve our goal by the end of 2011.

In our coffeehouses, we offer whole bean coffee in prepackaged sizes or, upon request, specially packaged whole bean and ground coffee allowing customers to purchase the freshest coffee at their preferred size. Whole bean and ground coffee sales accounted for approximately 6.0% of coffeehouse net sales for the 39 weeks ended October 3, 2010.

Finally, we offer a number of Caribou Coffee-branded and coffee-related equipment and merchandise. These products are displayed in our coffeehouses near the cash register, in the “grab-n-go” section and on wooden shelves in the “provisions” section. “Grab-n-go” items include Project 7 mints, espresso beans covered with rich dark chocolate and re-usable coffee sleeves, among other novelty products. In our “provisions” section, we offer various coffee bean grinders, storage canisters, brewing equipment and coffee mugs. Merchandise accounted for approximately 2.9% of coffeehouse net sales for the 39 weeks ended October 3, 2010.

Our products are also available to customers outside of our coffeehouses through our catering service. Coffees are offered in three container sizes, and baked goods are offered à la carte or as part of a combo that pairs coffee and baked goods based on the size of the gathering. This service is operated out of each individual coffeehouse.

Coffee Selection and Preparation

We are committed to five key processes to ensure that we always serve the highest-quality coffee:

•	Sourcing. We purchase the highest grades of Arabica coffee beans through coffee brokers who source beans from different parts of the world. We have developed strong relationships with some of the industry’s most experienced and influential coffee brokers, buyers and farmers. Our personnel regularly travel to coffee-growing regions in Africa, Indonesia and the Americas to personally select the highest-quality beans, working through brokers or directly with growers to oversee their preparation for shipment. We taste, or “cup,” each sample before purchasing and again before accepting delivery.

•	Blending. Our blends are created from varietal coffee beans sourced throughout the world to create a unique flavor profile. Our roastmasters spend significant time each week cupping different unblended coffees. The roastmasters are able to create custom blends comprised of anywhere from three to eight different coffees based on the selection of beans available.

•	Roasting. We differentiate our coffee by craft roasting—custom roasting beans in small batches to enhance their unique characteristics. Each batch is roasted for the appropriate length of time to achieve the optimal flavor profile for the particular varietal or blend. This process allows us to offer a broad spectrum of light to dark roasts. Our roastmasters cup each of these roasts every day to maintain quality and consistency.

•	Packaging. Our packaging ensures our coffee remains fresh from the time it is roasted until it is brewed. After each coffee varietal or blend is roasted to its unique profile, the coffee is packaged with one-way valve technology that allows the release of carbon dioxide but does not permit the entry of oxygen, which can accelerate staleness. We also use a special process to displace any residual oxygen in the package to extend the freshness of our pre-packaged whole-bean and ground coffee.

•	In-store Brewing. Consistent, high standard in-store brewing is the final step in achieving the best coffee. We install high quality grinders, brewers and water filtration systems in every coffeehouse and enforce strict brewing and maintenance procedures. These procedures include monthly replacement of water filtration cartridges, grinding coffee just before brewing and serving coffee within one hour of its brew time. Moreover, coffee beans are not brewed more than 21 days out of the roaster or seven days after the package seal is opened. At our coffeehouses and on our website, we offer a free guide titled “Brew Your Best” intended to help whole bean customers replicate, at their home or office, the quality brewing they find at our coffeehouses.

Real Estate

Coffeehouse Locations.  As of October 3, 2010, we had 536 retail coffeehouses, including 126 franchised locations. Our coffeehouses are located in 20 states, the District of Columbia and international markets.

	Company		Total
State	Owned	Franchised	Coffeehouses

Minnesota	211	3	214
Illinois	53	5	58
Ohio	36	—	36
Michigan	19	5	24
North Carolina	19	1	20
Wisconsin	12	3	15
Georgia	12	1	13
Virginia	11	3	14
Colorado	7	4	11
Maryland	8	—	8
Iowa	5	3	8
Washington, D.C.	6	—	6
North Dakota	3	3	6
Nebraska	—	7	7
Kansas	1	4	5
Pennsylvania	4	—	4
South Dakota	2	2	4
Missouri	1	3	4
Alabama	—	2	2
Indiana	—	2	2
Nevada	—	1	1
International(1)	—	74	74

	410	126	536

(1)	Represents 67 franchised locations in eight Middle Eastern countries and seven in South Korea.

We lease all of our coffeehouse retail facilities. Most of our existing leases are for five to 10 years and typically have multiple five-year renewal options.

Headquarters and Roasting Facility.  We currently conduct our roasting and packaging, and warehouse and distribution activities in a 130,000 square foot leased facility in suburban Minneapolis, which also houses our corporate headquarters. We lease this facility under a lease that has an initial term that expires in 2019 and is subject to extensions through 2029. We also have an option to purchase the facility at the end of the initial lease term. This facility has approximately 46,000 square feet for warehousing and distribution of finished goods, approximately 42,000 square feet for storage of raw materials, roasting and packaging and approximately 42,000 square feet of office space. At present, we are operating at less than our full production capacity, and we believe that our existing infrastructure is scalable so that we can add additional capacity with limited incremental capital expenditures.

This facility is organic certified by the U.S. Department of Agriculture. From time to time we engage third party vendors to meet special processing needs, including roasting or specialized packaging for specific commercial accounts.

Site Selection and Construction.  We have identified 5 strategic markets for further development where we currently operate company-owned coffeehouses. Our site selection process for our coffeehouses is integral to the successful execution of our growth strategy. We begin by prioritizing target trade areas and establishing pipeline goals. We then evaluate potential locations using a systematic process that is aimed at selecting locations that share similar characteristics with our most successful existing coffeehouses and that we expect can achieve a sales to investment ratio of 2:1 with the potential over time to grow to $1 million in annual sales. Our process utilizes the knowledge and experience of local brokers to pre-screen and select sites on which we conduct a market assessment. Our market assessment includes an evaluation of the demographics of a particular location as well as site attributes, such as the type of venue, the potential for signage, whether the location will have a drive-thru, competitive conditions, the overlay of our existing site network and the identification of gaps in our network. We have engaged in an extensive assessment of the top 20% of our existing coffeehouses based on sales to indentify common success characteristics for the purpose of future site screening, and we use that assessment to evaluate potential site statistics. We believe this assessment will help us identify and select highly profitable new locations in the future. Our management also values on the ground intelligence for each new site by conducting site visits prior to selection at different times of the day and week.

We develop revenue forecasts and a financial plan for a potential location in order to maximize our ability to select sites most likely to produce successful and profitable coffeehouses. Our primary focus is finding areas of expansion within our existing markets since we believe that a concentration of coffeehouses drives brand awareness and sales. In addition, we are selectively targeting new markets where we believe there is significant demand for our products. To source competitive leases, our real estate team works with local brokers. Our team has knowledge of the real estate markets in the regions they cover and have historically been able to negotiate favorable lease terms on our behalf. Additionally, the flexibility of our nature-inspired concept and design allows us to tailor coffeehouse construction to specific selected sites, while ensuring that each coffeehouse maintains the inviting and unique environment our customers identify with the Caribou Coffee brand. After we identify a potential site, we develop a site plan, space plan and project budget that are approved by senior management as well as coffeehouse operations and real estate personnel.

New Coffeehouse Development.  We plan to open approximately 10 new coffeehouse locations by the end of fiscal year 2011 and expect to open an additional 20 to 25 coffeehouse locations in fiscal year 2012. We expect the majority of these openings to take place in markets in which we already operate company-owned coffeehouses. We are focused on strategic expansion of our coffeehouses that preserves our unique customer and community focus and remains true to our fundamentals.

Coffeehouse Operations

Coffeehouse Team Members.  We strive for operational excellence by recruiting, training and supporting high-quality managers and coffeehouse employees, whom we refer to as team members. Each of our coffeehouses is directed by a store manager who oversees an average of 15 team members in each coffeehouse. Each coffeehouse manager is responsible for the day-to-day operations of that coffeehouse, including the hiring, training and development of personnel, as well as local store marketing and coffeehouse operating results. We also employ district managers, who are responsible for overseeing the operations of between nine and 15 coffeehouses, and directors of operations, who are each responsible for overseeing approximately 10 district managers and the operations of between 54 and 126 stores. As of October 3, 2010, we had 38 district managers and five directors of operations.

We are guided by a pay-for-performance philosophy that allows us to identify and reward team members who meet our high performance standards. We provide incentive bonuses to store managers and district managers. Bonuses for store and district managers are based upon coffeehouse sales, profit and customer service standards, among other things. Because of our strong commitment to customer service, if a store or district manager’s score in customer service is below the required minimum, no bonus may be awarded regardless of the score in other areas. To aid us in evaluating service standards in our coffeehouses, we arrange for unannounced visits by “mystery shoppers” from a third-party service provider who supply feedback on the customer service, products, coffeehouse appearance and overall experience they encounter in the coffeehouses they visit.

We believe the personal interaction of our employees and customers is an essential differentiating factor for us and that our selective hiring practices, extensive training program and lower employee turnover compared to the industry lead to a superior customer experience. We encourage our employees to know customers’ names and their preferred drink or other menu items, which stimulates customer loyalty through familiarity and helps further differentiate us from our competition. We also encourage our employees to become engaged in the community through programs such as volunteering with local charities and promoting the brand at local events.

Hours of Operation.  Our coffeehouses provide a clean, smoke-free environment and typically are open sixteen hours a day, seven days a week.

Management Information Systems.  Our stores are equipped with sophisticated point of sale (“POS”) cash register systems connected to PosiTouch to handle restaurant level financial and accounting controls. The POS system helps facilitate the operations of our coffeehouses by recording sales transactions, providing instantaneous processing of credit card and stored-value Caribou Card transactions, recording employee time clock information and producing a variety of management reports. Select information that is captured from the POS system is transmitted to the corporate office on a daily basis, which enables senior management to continually monitor operating results. Our stores are also equipped with internally developed labor scheduling tools, inventory management tools via CrunchTime, sales reporting from Oracle-supported tools and general ledger reporting out of Great Plains. These tools help us to indentify and improve inefficiencies and enhance profitability.

Quality Control.  We use a variety of internal audit practices to enforce our high standards for quality in all aspects of our store operations. These practices include our “mystery shopper” program and audits by district managers of beverage and food quality, facility maintenance, cleanliness, cash-handling procedures and other operational standards for the coffeehouses they oversee.

Commercial Channels

As part of our growth strategy, we continue to build our existing relationships and develop new relationships for points of distribution of our premium whole bean and ground coffee. We also intend to continue to strategically expand into other distribution channels to enhance our growth, profitability and brand awareness. These distribution channels and existing customers in each channel include:

•	Grocery stores and mass merchandisers—This segment includes grocery stores, mass merchandisers and club stores. Our existing customers in this channel include, among others SuperValu, Kroger, Costco, Target, Sam’s Club, Harris Teeter and Safeway.

•	Office coffee and foodservice providers—This segment includes national and regional providers of coffee to offices, restaurants and other venues. Our existing customers in this channel include U.S. Foodservice and other coffee distributers.

•	Hotels—This segment includes hotel restaurants, catering and banquet programs and in-room dining.

•	Sports and entertainment venues—This segment includes multi-use sports and entertainment facilities that serve as the venue for major sports teams, music concerts and family events.

•	College campuses

We have increased our commercial retail footprint from 2,300 doors in 2007 to 7,000 doors in 2009 throughout 40 states. In addition, we sell our blended coffees and license our brand to Keurig, Inc. for sale and use in its K-Cup single serve line of business. Furthermore, through our Keurig licensing arrangement, we believe Caribou Coffee single-serve K-cups are found in an additional 17,000 doors across all 50 states and can be ordered from multiple “major retail” websites. Pursuant to our agreement with Keurig, we are not permitted to enter into arrangements with similar providers during the term of our agreement, with such agreement terminable upon one year’s notice by either party. Our commercial segment accounted for 10% of our total sales in the fiscal year ended January 3, 2010. During our fiscal year ended January 3, 2010, our commercial segment experienced sales growth of 54% compared to the prior fiscal year and has had average annual segment growth of 48% over the past three years. We are in the process of upgrading the packaging of our whole bean and ground coffee products in an effort to further position the appeal of our brand to customers in the marketplace.

Customers may also purchase our coffee and merchandise through our company website, which features similar designs as our coffeehouses, as well as community sharing forums. Our website allows us to provide our products to customers who may not have convenient access to our coffeehouses, or who simply prefer the ease and convenience that Internet purchasing offers. We also aim to increase our brand awareness in existing and potential markets through our online activities.

Franchising

International Franchising.  We believe that international franchising provides us with higher returns on investment, while significantly reducing the capital and infrastructure required to own and operate international coffeehouses. Our established international franchising program provides us with the capability to seek further expansion in international markets. The coffeehouse format we franchise to our two current franchisees in international markets mirrors our traditional Caribou coffeehouses in the United States. In general and consistent with out past practice, we will seek new franchisees that will enter into agreements to open a significant number of units in a geographic market. We have a director of operations who is responsible for overseeing our international franchising activities. We focus on franchisees with a flexible approach geared towards the best outcome for both parties.

In November 2004, we entered into a master franchise agreement that provides for 250 coffeehouses to be opened through 2014 in 12 countries throughout the Middle East. We chose the Middle East region as our initial international expansion area based upon favorable demographics and demand for coffee and tea in that region and because we identified a strong local franchisee who we believe can help us expand in that region. In addition, we believed there was a growing market for American-branded coffeehouses in this region. We are also exploring franchising agreements with potential partners in Asia and other areas throughout the world and currently franchise six coffeehouses in South Korea. Our current international franchising arrangements provide, and we would expect any future franchising arrangements to provide, for revenue to be provided to us through initial franchising fees, ongoing royalties and marketing fees and all start-up costs paid by the franchisee. Our license agreements also require the franchisee to operate coffeehouses in accordance with certain defined operating procedures, adhere to our established menus and meet applicable quality, service, health and cleanliness standards. A franchisee is also required to purchase coffee and other propriety and branded merchandise from us. If a license agreement provides that the franchisee may grant sublicenses, any subfranchisee will be subject to the same operational standards as the franchisee. Locations for coffeehouses opened under a license agreement are typically selected by the franchisee or its subfranchisees.

Domestic Franchising and Joint Ventures.  The coffeehouse format that we use when franchising domestically is typically a kiosk format. Although we currently primarily expand in the United States through company-operated coffeehouses, in certain circumstances we may franchise locations in the United States in order to gain access to attractive high traffic locations where we might not otherwise be able to lease space for a company-operated coffeehouse. For example, airports frequently require that tenants qualify as a disadvantaged business enterprise or lease a substantial minimum square footage.

We have instituted what we believe is a rigorous and disciplined approach to developing a pipeline to drive domestic franchising sales. The channels we are targeting include airports, business/industry, college/university, grocery, healthcare and lodging. We seek domestic franchising partners that have adequate financial resources, an established customer-facing interface and a track record of successful brand stewardship and awareness. We require that all of our franchised locations are operated in accordance with our defined operating procedures, adhere to our established menus and meet our quality, service, health and cleanliness standards. We also provide coffee and other proprietary and branded merchandise for all locations.

Sourcing and Supply

Our principal raw material is coffee beans, with approximately 31% of our cost of goods spend for green coffee beans in fiscal year 2009. Approximately 90% of our total costs of goods purchased are sourced through contracts that are managed by a team of eight sourcing professionals. We typically enter into supply contracts to purchase a pre-determined quantity of coffee beans at a fixed price per pound. These contracts with individual suppliers usually cover periods up to a year. As of October 3, 2010, we had commitments to purchase coffee beans at a total cost of $25.3 million, which combined with green coffee bean inventory on hand represents our anticipated coffee bean requirements for 2011. We have several processes for assuring the quality and price competitiveness of our raw materials, including commodity index monitoring, benchmarking, supplier business reviews, site visits and quality certification processes.

Our second largest raw material is dairy-related products. We obtain our dairy products from regional dairy suppliers. In our established markets, we generally have arrangements with a dairy supplier under which we purchase dairy products at fixed prices based upon the commodity price plus a percentage. Our contracts with all of our dairy suppliers fix the non-commodity portion of dairy costs such as processing and delivery. As of October 3, 2010, approximately 29.0% of our total expected dairy purchases through the fourth quarter of 2011 were hedged through dairy commodity futures contracts. In addition, our cocoa prices are fixed under a supply agreement with our vendor through the first quarter of 2011.

Marketing and Advertising

We employ marketing strategies to increase brand awareness, encourage trial and repeat purchases by educating potential customers about the distinctive qualities of the Caribou Coffee brand and promote repeat business by reinforcing positive experiences with our products. We rely on a mixture of marketing efforts that are tailored to the specific needs of particular markets or coffeehouses, while addressing multiple user segments concurrently, including:

•	point-of-purchase marketing, which encourages existing customers to try new products or services, such as our stored-value Caribou Cards;

•	website promotions and the use of social networking sites such as Facebook and Twitter, which provide a cost-efficient and relevant platform to reach a targeted demographic;

•	interactive outdoor campaigns, which reinforce our fun, “seize-the-day” mentality and promote brand awareness in local communities;

•	direct marketing, which includes mailings and email distributions that are cost-effective methods to reach potential new customers and encourage repeat visits from existing customers;

•	promotions and local store marketing, which allow us to alert our customers to new products, seasonal merchandise and coupon programs;

•	community initiatives, which generate favorable publicity and help build our brand; and

•	print advertising, which includes advertising in newspapers and other publications to attract new customers within a particular market.

In addition, we receive free marketing through word-of-mouth communication from our current customers who tell their friends and colleagues about their experiences with our products, environment and service.

We believe our commitment to a culture of social responsibility and sustainability increases our customers’ loyalty to the Caribou brand. We occasionally develop special blends or other products for specific marketing or community initiatives, such as our Amy’s Blend Coffee, a special blend that we sell during several weeks each year to commemorate one of our first roastmasters. We contribute a portion of the proceeds from sales of this blend, along with sales of related merchandise, to the National Breast Cancer Foundation. The Coca-Cola Company provides a matching contribution to the funds we donate. Furthermore, we have teamed up with Project 7, a cause-related company that donates 50% of their profits from sales of bottle water, mints and gum they supply to our coffeehouses to socially responsible causes. In addition, we place an enormous emphasis on being part of our local communities and are committed to a number of not-for-profit organizations with 5% of our operating profits going to charity and local community causes.

Employees

As of October 3, 2010, we employed a workforce of 5,726 people, approximately 1,516 of whom are considered full-time employees. None of our employees are represented by a labor union. We consider our relationship with our employees to be good.

Training and Employee Programs

We believe that our employees’ training and development is key to fulfilling our mission of creating coffeehouses that are “the community place I love” for every customer with each visit. Delivering excellent customer service is at the heart of our company. We instill a sense of purpose in all of our training practices to create a strong sense of commitment in our employees to deliver excellent customer service.

We have specific training and certification requirements for all new team members, including a combination of in-store training, classroom training, a training video and drink certification. In addition to requiring that all new team members be “drink certified,” we also require ongoing drink re-certifications for team members. This rigorous process helps ensure that all employees are executing our beverage recipes and standards accurately and consistently.

To ensure a consistency of experience, we require our franchisees to undergo training at one of our facilities prior to opening their first coffeehouse and to provide ongoing classroom and in-store training for their employees. Employees at franchised locations also go through the same certification process as team members at company-operated coffeehouses.

As we introduce new product offerings to our coffeehouses, we conduct training programs to assure team members are able to continue to deliver products to our customers with the same speed and efficiency, and at the same quality, as our core products. When we develop new products, we evaluate and adjust, if necessary, our people deployment procedures so that we can continue to provide the customer service and quality products that our guests expect.

We believe our training and employee programs enhance our employees’ job satisfaction and attract the job candidates that we aim to hire.

Competition

In our retail coffeehouse business, our primary competitors are other premium coffee shops. In all the markets in which we do business, there are numerous competitors in the premium coffee beverage business, and we expect this competition to continue. Starbucks is the premium coffeehouse segment leader with approximately 11,000 locations in the United States and approximately 6,000 locations internationally. Our other primary competitors are regional and local market coffeehouses, such as Dunn Brothers in the Minneapolis market. We also compete with numerous convenience stores, restaurants, coffee shops and street vendors, as well as with quick service restaurants, and recently, a number of quick service restaurants such as McDonald’s have more aggressively pursued the coffee beverage market. As we continue to expand our food offerings, we will compete with additional regional and local competitors with food offerings. We also compete with numerous retailers and restaurants for the best retail real estate locations for our coffeehouses.

In our commercial business, we compete directly against all other coffee brands in the marketplace with respect to our commercial segment. In our commercial business, we face competition from a number of large multi-national consumer product companies, including Kraft Foods Inc., Nestle Inc. and Proctor & Gamble, as well as regional premium coffee bean companies, some of which also operate premium coffeehouses. Competition in the premium coffee market is becoming increasingly intense as relatively low barriers to entry encourage new competitors to enter the market.

We believe that consumers choose among premium coffeehouses based upon the quality and variety of the coffee and other products, atmosphere, convenience, customer service and, to a lesser extent, price. Although we believe consumers differentiate coffee brands based on freshness (as an element of coffee quality), to our knowledge, few significant competitors focus on craft roasting and product freshness in the same manner as Caribou Coffee. We spend significant resources to differentiate our customer experience, which is defined by our products, coffeehouse environment and customer service, from the offerings of our competitors.

We also face intense competition with regards to the expansion of our franchise program as the number of franchising alternatives for potential franchisees increases. We will continue to seek franchisees to operate coffeehouses under the Caribou Coffee brand in both domestic and international markets. We believe that our ability to recruit, retain and contract with qualified franchisees will be increasingly important to our operations as we expand. In combination with our high-quality products, unique coffeehouse environment and exceptional customer service, we believe that our innovative development of the “store within a store” kiosk program will allow us to differentiate ourselves from other franchise offerings.

Service Marks and Trademarks

We regard the Caribou Coffee brand and our related intellectual property and other proprietary rights as important to our success. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar rights to protect our intellectual property. We own several trademarks and service marks that have been registered with the U.S. Patent and Trademark Office, including Caribou Coffee, Reindeer Blend and other product-specific names. We have applications pending with the U.S. Patent and Trademark Office for a number of additional marks, including Amy’s Blend and Mahogany. We have registered or made application to register one or more of our marks in a number of foreign countries and expect to continue to do so in the future as we expand internationally. There can be no assurance that we can obtain the registration for the marks in every country where registration has been sought.

Our ability to differentiate the Caribou Coffee brand from those of our competitors depends, in part, on the strength and enforcement of our trademarks. We must constantly protect against any infringement by competitors. If a competitor infringes on our trademark rights, we may have to litigate to protect our rights, in which case, we may incur significant expenses and divert significant attention from our business operations.

Seasonality

Historically, we have experienced increased sales in our fourth fiscal quarter due to the holiday season. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact our business. For these reasons, quarterly operating results should not be relied upon as indications of our future performance.

Governmental Regulation

Our coffee roasting operations and our coffeehouses are subject to various governmental laws, regulations and licenses relating to health and safety, building and land use, and environmental protection. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire, safety and other departments that have jurisdiction over the development and operation of these locations. Our roasting facility is subject to state and local air quality and emissions regulations. We believe that we are in compliance in all material respects with all such laws and regulations and that we have obtained all material licenses that are required for the operation of our business. We are not aware of any environmental regulations that have or that we believe will have a material adverse effect on our operations. Our activities are also subject to the American with Disabilities Act and related regulations, which prohibit discrimination on the basis of disability in public accommodations and employment. Changes in any of these laws or regulations could have a material adverse affect on our operations, sales, and profitability. Delays or failures in obtaining or maintaining required construction and operating licenses, permits or approvals could delay or prevent the opening of new coffeehouse locations, or could materially and adversely affect the operation of existing coffeehouses.